Exhibit 10.1

First Amendment to Second Amended and Restated Employment Agreement

THIS First Amendment to Second Amended and Restated Employment Agreement (the “First Amendment) between Ryan M. Zink (the “Executive”) and Good Times Restaurants Inc. (“Good Times” and together with the Executive, the “Parties” and each a “Party”) is made and entered into this 28th day of September, 2022 (the “Effective Date”).

WHEREAS, the Parties entered into the Second Amended and Restated Employment Agreement on December 24, 2020 (the “Employment Agreement”);

WHEREAS, pursuant to Section 10 of the Employment Agreement, the Parties now desire to amend the Employment in respect of certain terms;

NOW, THEREFORE, for and in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Defined terms. Defined terms herein shall have the meaning set forth in the Employment Agreement, unless otherwise defined.

2.	Base Compensation. Section 4(a) of the Employment Agreement is hereby amended to increase Executive’s Base Compensation to $350,000 (from $275,000).

3.	Benefits, including Mileage Reimbursement. Section 6(a) of the Employment Agreement is hereby amended to delete the phrase “an annual discretionary allowance of $15,000 together with”. A second sentence of Section 6(a) shall be added as follows: “Executive shall be reimbursed at the standard IRS mileage allowance rate for each mile he drives his personal car in connection with the performance of his duties as an executive of Good Times.”

4.	Vacation. The first sentence of Section 6(b) of the Employment Agreement shall be amended to replace “four weeks paid annual vacation” with “vacation in accordance with Good Times’ discretionary paid time off policy for senior leadership”. The second sentence of Section 6(b) shall be deleted (it being understood that the Executive shall receive a lump sum in respect of accrued unused vacation under the prior paid time off policy as of the Effective Date, substantially concurrently with the execution hereof or Good Times’ next payroll date thereafter).

5.	Termination Upon Death or Disability. The lead-in to the last full paragraph of Section 7(f)(i) shall be amended to read as follows: “Notwithstanding anything to the contrary, except in the case of the death or disability of the Executive, Severance Compensation shall be paid in three (3) installments.” A final sentence to such paragraph shall be added as follows: “In the case of the death or disability of the Executive, Severance Compensation, less applicable deductions, shall be paid to Executive (or Executive’s estate) in one lump sum on Good Times’ first payroll date following the Release Date.”

6.	Counterparts. This Amendment may be executed in one or more facsimile, electronic or original counterparts, each of which shall be deemed an original and both of which together shall constitute the same instrument.

7.	Ratification; Effective Terms and Date. By the signature below of the Chairman of the Board of Good Times, Good Times represents that this Amendment has been ratified by the Board. All terms and provisions of the Employment Agreement not expressly amended herein shall remain in full force and effect. From and after the Effective Date, the Employment Agreement is subject to this Amendment, and all references to the term “Agreement” in the Employment Agreement shall be deemed to include this Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Amendment has been executed by Good Times and the Executive as of the date first above written.

GOOD TIMES RESTAURANTS INC.

By:
Geoffrey R. Bailey, Chairman

EXECUTIVE

By:
Ryan M. Zink